Exhibit 99

FOR IMMEDIATE RELEASE

3M First-Quarter Sales Increase 25 Percent; Per-Share Earnings Rise 74 Percent

— Company Raises 2010 Sales and Earnings Expectations —

ST. PAUL, Minn. — April 27, 2010 - 3M (NYSE: MMM) today reported first-quarter earnings of $1.29 per share on sales of $6.3 billion. Operating income margins were 22.8 percent, up 7 percentage points year-on-year. Sales and per-share earnings increased 24.7 percent and 74.3 percent, respectively, versus the first quarter of 2009.

Each of the company’s six business segments posted double-digit sales growth and 20 percent-plus operating income margins. Sales growth was strongest in emerging economies, where sales expanded by 47 percent versus the first quarter of 2009. Free cash flow (c) more than doubled to $925 million, a first-quarter record for the company, and free cash flow conversion was 99 percent.

Included in first-quarter 2010 earnings was a one-time, non-cash income tax charge of $84 million, or 11 cents per share, resulting from Medicare Part D changes imbedded in the recently enacted Patient Protection and Affordable Care Act. Excluding this charge, first-quarter 2010 earnings were $1.40 per share, also a record for any first quarter in 3M’s history. First-quarter 2009 earnings included restructuring-related charges of $45 million after tax, or 7 cents per share.

“By any measure, we are off to a tremendous start in 2010,” said George W. Buckley, 3M chairman, president and chief executive officer. “First-quarter sales were boosted by improved market penetration and new product flow along with significant growth in important end-markets such as electronics, automotive OEM and respiratory protection products. I thank the many 3M business teams around the world for an outstanding first-quarter effort.”

Buckley continued, “This quarter’s results clearly demonstrate the benefits of our long-term strategy of accelerating investment in higher growth programs. In addition, we are successfully driving growth in adjacent market spaces, while continuing to maintain exceptional operating returns and free cash flow. These efforts, combined with an improving economic backdrop, make me even more confident in 3M’s future.”

For the second consecutive quarter, 3M increased its full-year 2010 performance expectations. The company now expects organic sales volumes to grow 10 to 12 percent versus a prior expected range of 5 to 7 percent. Operating income margins, previously anticipated to be in the range of 21 to 22 percent, are now expected to exceed 22 percent for the year. Finally, the company expects that per-share earnings will be in the range of $5.40 to $5.60, excluding the Medicare Part D-related charge, versus a prior expected range of $4.90 to $5.10.

Key Financial Highlights

First-quarter worldwide sales totaled $6.3 billion, up 24.7 percent compared to the first quarter of 2009. Local-currency sales including acquisitions increased 19.8 percent and foreign exchange impacts added 5 percent to sales growth in the quarter.

Total sales grew at a double-digit rate in each of the company’s six business segments, with Display and Graphics up 42.4 percent; Electro and Communications up 38.6 percent; Industrial and Transportation up 29.3 percent; Safety, Security and Protection Services up 20.4 percent; Consumer and Office up 14.7 percent; and Health Care up 12 percent. Similarly, all geographic regions posted double-digit sales growth, led by Asia Pacific at 54.1 percent and the combined Latin America/Canada region at 25.9 percent.

First-quarter net income was $1.014 billion, or $1.40 per share, versus $563 million, or $0.81 per share, in the first quarter of 2009, excluding special items (a-b). Total-company operating income margins were 22.8 percent for the quarter, with all six business segments at 20 percent or better.

Business Segment Discussion

(All figures are on GAAP basis and include the impact of special items (b))

Industrial and Transportation

•                  Sales increased 29.3 percent to $2.1 billion.

•                  Sales rose 23.7 percent in local currency; currency impacts added 5.6 percent to sales.

•                  Double-digit local-currency sales growth across much of the portfolio, led by automotive OEM at 67 percent, renewable energy at 64 percent and industrial adhesives and tapes at 26 percent; profits expanded in all businesses.

•                  Sales in local currency rose 50 percent in Asia Pacific, and all geographies drove double-digit growth in both sales and profits.

•                  Operating income of $454 million; operating margins improved by 11 percentage points year-on-year to 21.9 percent.

Health Care

•                  Sales of $1.1 billion, up 12 percent year-on-year.

•                  Sales up 7.6 percent in local currency; currency impacts added 4.6 percent to sales.

•                  Double-digit local-currency sales growth in core areas of infection prevention and skin and wound care; solid single-digit growth in oral care, drug delivery and health information systems.

•                  Broad-based performance drove positive sales and profit growth in all geographic regions.

•                  Operating income increased 13.2 percent to $347 million; operating margins were 31.1 percent.

Consumer and Office

•                  Sales increased 14.7 percent year-on-year to $912 million.

•                  Sales up 10.7 percent in local currency, which includes 2.6 percentage points from acquisitions; currency impacts added 4 percent to sales growth.

•                  Double-digit local-currency sales growth in home care products, particularly Scotch-Brite™ scrubbing solutions for the home, and in consumer health care, driven by recent acquisitions.

•                  Positive local-currency growth in all other businesses, including do-it-yourself, stationery products and office supplies.

•                  Local-currency sales grew in all geographic regions, led by double-digit increases in Latin America and in the United States.

•                  Operating income increased 32.7 percent to $219 million; operating margins were 24 percent.

Display and Graphics

•                  Sales of $869 million, up 42.4 percent year-on-year.

•                  Sales rose 38.4 percent in local currency; currency impacts added 4 percent to global sales.

•                  Positive local-currency sales growth and double-digit profit growth in all major businesses and geographic regions, particularly Asia Pacific and Latin America.

•                  Improved economic conditions drove sequential improvement in commercial graphics’ sales.

•                  Sales doubled in optical systems versus a soft year-on-year comparison; new film solutions for eco-friendly and LED-back-lit televisions continue to drive additional sales.

•                  Operating income increased 254 percent to $212 million, with margins of 24.3 percent.

Safety, Security and Protection Services

•                  Sales rose 20.4 percent year-on-year to $809 million.

•                  Local-currency sales up 14.7 percent year-on-year; currency translation added 5.7 percent to sales.

•                  Sales growth led by the personal protection products business, despite a tapering off in H1N1-related demand; also drove positive local-currency sales growth in roofing granules and in the building and commercial services business.

•                  Double-digit local-currency sales growth in all geographic regions.

•                  Operating income increased 46.1 percent to $181 million, with strong operating margins of 22.4 percent.

Electro and Communications

•                  Sales of $665 million, up 38.6 percent year-on-year.

•                  Sales rose 34.3 percent in local currency; currency impacts added 5.3 percent to sales.

•                  Majority of growth driven by electronics-related businesses in Asia along with electrical products for power infrastructure; commercial construction and telecom infrastructure industries remain challenging.

•                  Sales expanded in all geographic regions.

•                  Operating income increased more than six-fold to $137 million, with margins of 20.6 percent.

George W. Buckley and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) today. Investors can access a Webcast of this conference, along with related charts and materials, at http://investor.3M.com.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; and (9) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Report”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Report under “Risk Factors” in Part I, Item 1A. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

A recognized leader in research and development, 3M produces thousands of innovative products for dozens of diverse markets. 3M’s core strength is applying its more than 40 distinct technology platforms — often in combination — to a wide array of customer needs. With $23 billion in sales, 3M employs 75,000 people worldwide and has operations in more than 65 countries.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended
	March 31,
	2010	2009

Net sales	$6,348	$5,089
Operating expenses
Cost of sales	3,238	2,772
Selling, general and administrative expenses	1,323	1,191
Research, development and related expenses	342	323
Total operating expenses	4,903	4,286
Operating income	1,445	803
Interest expense and income
Interest expense	48	55
Interest income	(6)	(11)
Total interest expense (income)	42	44
Income before income taxes	1,403	759
Provision for income taxes	448	229
Net income including noncontrolling interest	$955	$530
Less: Net income attributable to noncontrolling interest	25	12
Net income attributable to 3M	$930	$518
Weighted average 3M common shares outstanding — basic	711.8	693.5
Earnings per share attributable to 3M common shareholders — basic	$1.31	$0.75
Weighted average 3M common shares outstanding — diluted	723.5	695.9
Earnings per share attributable to 3M common shareholders — diluted	$1.29	$0.74
Cash dividends paid per 3M common share	$0.525	$0.510

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income attributable to 3M (hereafter referred to as “net income”), and diluted earnings per share attributable to 3M common shareholders (hereafter referred to as “diluted earnings per share”) are all measures for which 3M provides the reported GAAP measure and an adjusted measure (excluding special items). Special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three-months ended March 31, 2010 and 2009.

	Three-months ended			Three-months ended
	March 31, 2010			March 31, 2009
			Diluted			Diluted
			earnings			earnings
	Operating	Net	per	Operating	Net	per
	income	income	share	income	income	share
Reported GAAP measure	$1,445	$930	$1.29	$803	$518	$0.74

Special items:
Medicare tax change (a)	—	84	0.11	—	—	—
Restructuring actions (b)	—	—	—	67	45	0.07
Adjusted Non-GAAP measure	$1,445	$1,014	$1.40	$870	$563	$0.81

(a)

The first quarter of 2010 includes a one-time, non-cash income tax charge of $84 million, or 11 cents per diluted share, resulting from the March 2010 enactment of the Patient Protection and Affordable Care Act, including modifications made in the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”). The charge is due to a reduction in the value of the Company’s deferred tax asset as a result of the Act’s change to the tax treatment of Medicare Part D reimbursements.

(b)

During the first quarter of 2009, management approved and committed to undertake certain restructuring actions, which resulted in a pre-tax charge of $67 million. These charges included employee-related liabilities for severance and benefits of approximately $61 million and fixed asset impairments of approximately $6 million, with all business segments impacted by these actions. These charges were recorded in cost of sales ($17 million); selling, general and administrative expenses ($47 million); and research, development and related expenses ($3 million).

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three-months ended March 31, 2010 and 2009. As discussed in more detail later in the section entitled “Business Segments,” 3M made certain product moves between its business segments in the first quarter of 2010. Segment information for all periods presented has been reclassified to reflect these changes.

	Three-months ended March 31, 2010			Three-months ended March 31, 2009
OPERATING INCOME BY BUSINESS SEGMENT	Reported GAAP measure	Special items	Adjusted Non-GAAP measure	Reported GAAP measure	Special items	Adjusted Non-GAAP measure
Industrial and Transportation	$454	$—	$454	$175	$23	$198
Health Care	347	—	347	307	4	311
Consumer and Office	219	—	219	165	2	167
Display and Graphics	212	—	212	60	6	66
Safety, Security and Protection Services	181	—	181	124	4	128
Electro and Communications	137	—	137	21	3	24
Corporate and Unallocated	(83)	—	(83)	(33)	25	(8)
Elimination of Dual Credit	(22)	—	(22)	(16)	—	(16)

Total Operating Income	$1,445	$—	$1,445	$803	$67	$870

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Mar. 31, 2010	Dec. 31, 2009	Mar. 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$2,848	$3,040	$1,632
Marketable securities — current	1,759	744	247
Accounts receivable — net	3,569	3,250	3,099
Inventories	2,798	2,639	2,660
Other current assets	1,132	1,122	1,009
Total current assets	12,106	10,795	8,647
Marketable securities — non-current	580	825	253
Investments	118	103	105
Property, plant and equipment — net	6,859	7,000	6,744
Prepaid pension benefits	83	78	38
Goodwill, intangible assets and other assets	8,276	8,449	8,551
Total assets	$28,022	$27,250	$24,338

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$698	$613	$946
Accounts payable	1,582	1,453	1,124
Accrued payroll	498	680	564
Accrued income taxes	550	252	314
Other current liabilities	1,820	1,899	1,780
Total current liabilities	5,148	4,897	4,728
Long-term debt	5,080	5,097	5,088
Pension and postretirement benefits	2,164	2,227	2,811
Other liabilities	1,779	1,727	1,570
Total liabilities	$14,171	$13,948	$14,197

Total equity	$13,851	$13,302	$10,141
Shares outstanding
March 31, 2010: 713,068,068 shares
December 31, 2009: 710,599,119 shares
March 31, 2009: 694,383,904 shares
Total liabilities and equity	$28,022	$27,250	$24,338

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Three-months ended March 31,
	2010	2009
NET CASH PROVIDED BY OPERATING ACTIVITIES	$1,082	$695

Cash flows from investing activities:
Purchases of property, plant and equipment	(157)	(244)
Acquisitions, net of cash acquired	(17)	(9)
Other investing activities	(813)	235

NET CASH USED IN INVESTING ACTIVITIES	(987)	(18)

Cash flows from financing activities:
Change in debt	(38)	(598)
Purchases of treasury stock	(20)	—
Reissuances of treasury stock	151	34
Dividends paid to shareholders	(374)	(354)
Other financing activities	6	11

NET CASH USED IN FINANCING ACTIVITIES	(275)	(907)

Effect of exchange rate changes on cash and cash equivalents	(12)	13

Net increase (decrease) in cash and cash equivalents	(192)	(217)
Cash and cash equivalents at beginning of year	3,040	1,849

Cash and cash equivalents at end of period	$2,848	$1,632

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Three-months ended March 31,
	2010	2009
NON-GAAP MEASURES

Free Cash Flow:
Net cash provided by operating activities	$1,082	$695
Purchases of property, plant and equipment	(157)	(244)

Free Cash Flow (c)	$925	$451

(c)          Free cash flow is not defined under U.S. generally accepted accounting principles (GAAP). Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

	March 31,
	2010	2009
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (d)	5.3	4.4

(d)         The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Sales Change Analysis

By Geographic Area

	Three-Months Ended March 31, 2010
	United States	Asia- Pacific	Europe, Middle East and Africa	Latin America/ Canada	World- Wide
Volume — organic	10.7%	46.7%	9.0%	11.4%	19.2%
Price	0.1	(0.8)	0.1	3.2	0.2
Organic local-currency sales	10.8	45.9	9.1	14.6	19.4
Acquisitions	0.8	—	—	1.0	0.4
Local-currency sales	11.6	45.9	9.1	15.6	19.8
Divestitures	—	—	(0.5)	—	(0.1)
Translation	—	8.2	7.3	10.3	5.0
Total sales change	11.6%	54.1%	15.9%	25.9%	24.7%

Worldwide

Sales Change Analysis

By Business Segment

	Three-Months Ended March 31, 2010
	Organic local- currency sales	Acqui- sitions	Local- currency sales	Divest- itures	Trans- lation	Total sales change
Industrial and Transportation	23.6%	0.1%	23.7%	—%	5.6%	29.3%
Health Care	7.6%	—%	7.6%	(0.2)%	4.6%	12.0%
Consumer and Office	8.1%	2.6%	10.7%	—%	4.0%	14.7%
Display and Graphics	38.4%	—%	38.4%	—%	4.0%	42.4%
Safety, Security and Protection Services	14.7%	—%	14.7%	—%	5.7%	20.4%
Electro and Communications	34.3%	—%	34.3%	(1.0)%	5.3%	38.6%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2010, 3M made certain product moves between its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. There were no changes to business segments related to product moves for the Health Care segment, Consumer and Office segment, Display and Graphics segment, or Electro and Communications segment. In addition, 3M results in total did not change. The financial information presented herein reflects for all periods presented the impact of product moves between business segments, which are summarized as follows:

Certain acoustic systems products in the Occupational Health and Environmental Safety Division (part of the Safety, Security and Protection Services business segment) were transferred to the Automotive Division within the Industrial and Transportation business segment. In addition, thermal acoustics systems products which were included in the Occupational Health and Environmental Safety Division as a result of 3M’s April 2008 acquisition of Aearo Holding Corp. were transferred to the Aerospace and Aircraft Maintenance Department within the Industrial and Transportation business segment. These product moves establish an acoustic center of excellence within the Industrial and Transportation business segment. The preceding product moves resulted in an increase in net sales for total year 2009 of $116 million for Industrial and Transportation, which was offset by a corresponding decrease in net sales for Safety, Security and Protection Services.

BUSINESS SEGMENT INFORMATION
NET SALES
(Millions)

	Three-months ended March 31,
	2010	2009
Industrial and Transportation	$2,073	$1,603
Health Care	1,117	997
Consumer and Office	912	795
Display and Graphics	869	611
Safety, Security and Protection Services	809	672
Electro and Communications	665	480
Corporate and Unallocated	5	4
Elimination of Dual Credit	(102)	(73)

Total Company	$6,348	$5,089

BUSINESS SEGMENT INFORMATION
OPERATING INCOME

(Millions)

	Three-months ended March 31,
	2010	2009
Industrial and Transportation	$454	$175
Health Care	347	307
Consumer and Office	219	165
Display and Graphics	212	60
Safety, Security and Protection Services	181	124
Electro and Communications	137	21
Corporate and Unallocated	(83)	(33)
Elimination of Dual Credit	(22)	(16)

Total Company	$1,445	$803

For the three-months ended  March 31, 2009, refer to the preceding note (b) and the preceding reconciliation of operating income by business segment for a discussion and summary of items that impacted reported business segment operating income.

Investor Contacts:	Matt Ginter 3M (651) 733-8206	Media Contact:	Jacqueline Berry 3M (651) 733-3611

Bruce Jermeland 3M (651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000